UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2008

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 7, 2008, Best Buy Co., Inc. (“Best Buy” or the “registrant”) entered into an unsecured credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and a syndication of banks (collectively, the “Lenders”). The Agreement terminates on December 17, 2008, and permits borrowings up to $150 million. The Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including acting as lenders under the registrant’s $2.5 billion five-year unsecured revolving credit agreement (the “Five-Year Revolving Agreement”).  The registrant is not permitted to borrow under the Agreement unless all amounts available under the Five-Year Revolving Agreement are borrowed and outstanding.

Interest rates under the Agreement are variable and determined at the registrant’s option at either (i) 3.0%  plus the greater of JPMorgan’s prime rate or the federal funds rate plus 0.5% or (ii) 3.5% plus the London Interbank Offered Rate (“LIBOR”). A commitment fee of 0.5% is assessed on the average daily unused commitment amount.  A funding fee of 1.0% is assessed on the excess of any borrowings over $37.5 million.

The Agreement is guaranteed by certain subsidiaries of the registrant and contains customary affirmative and negative covenants. Among other things, these covenants restrict or prohibit the registrant’s ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in the registrant’s corporate structure or the nature of its business, dispose of material assets, allow non-material subsidiaries to make guarantees, engage in a change in control transaction, or engage in certain transactions with the registrant’s affiliates. The Agreement also contains covenants that require the registrant to maintain a maximum quarterly cash flow leverage ratio and a minimum quarterly interest coverage ratio.  The Agreement contains customary default provisions including, but not limited to, failure to comply with covenants.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which is attached hereto as Exhibit No. 4 and incorporated herein by reference.

ITEM 7.01          Regulation FD Disclosure.

On November 12, 2008, Best Buy issued a news release regarding the registrant’s updated earnings outlook for the fiscal year ending February 28, 2009.

The news release issued on November 12, 2008, is furnished as Exhibit No. 99 to this Current Report on Form 8-K. Best Buy’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

The information in this section of this Current Report on Form 8-K, including Exhibit No. 99 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liability of that section. The information in this section of the Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing or document.

ITEM 8.01          Other Events.

To provide additional working capital flexibility to the registrant’s operations in Canada and Europe, certain of the registrant’s subsidiaries obtained increases to amounts available under existing revolving facilities.

With respect to the registrant’s Canada operations, Best Buy Canada Ltd. obtained a C$50 million (or $42 million using the exchange rate in effect on November 7, 2008) seasonal increase in addition to its existing C$50 million revolving demand facility.  This uncommitted seasonal increase is available through December 31, 2008.

With respect to the registrant’s Europe operations, the £350 million facility agreement among the registrant, Best Buy Europe Distributions Limited and The Carphone Warehouse Group PLC was amended. The amendment increased the facility from £350 million to £475 million (or $553 million to $750 million using the exchange rate in effect on November 7, 2008).  The facility terminates in March 2013, and 50% of the amount outstanding is guaranteed by the registrant.

ITEM 9.01          Financial Statements and Exhibits.

(d) Exhibits.

The following are filed or furnished, as applicable, as Exhibits to this Report.

Exhibit No.	Description of Exhibit
4

Credit Agreement dated as of November 7, 2008, between Best Buy Co., Inc., Best Buy Stores, L.P., the subsidiary guarantors party hereto, the lenders party hereto, and JPMorgan Chase Bank, N.A., as administrative agent.

99

News release issued November 12, 2008 (furnished pursuant to Item 7.01). Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: November 12, 2008	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief
Accounting Officer